EXHIBIT 10.40

CONFIDENTIAL PORTIONS HAVE BEEN OMITTED BASED UPON A REQUEST
FOR CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 OF THE
SECURITIES EXCHANGE ACT OF 1934 AND HAVE BEEN SEPARATELY FILED
WITH THE COMMISSION.

DISTRIBUTION AGREEMENT

          THIS AGREEMENT is made as of April 30, 2003 (“Effective Date”), by and between Micro Therapeutics, Inc., a Delaware corporation with its principal place of business at 2 Goodyear, Irvine California (“MTI”) and ev3 Inc., a Delaware corporation with its principal place of business at 4600 Nathan Lane North, Plymouth MN 55442-2890 U.S.A. (“ev3”).

          WHEREAS, MTI develops, manufactures and markets minimally invasive devices for the treatment of neuro and peripheral vascular diseases;

          WHEREAS, ev3 provides sales, marketing and distribution services to third parties;

          WHEREAS, MTI and ev3 have entered into that Distribution Support Services Agreement effective January 1, 2003 (the “Services Agreement”) under which ev3 provides distribution services to MTI in the United States covering MTI’s peripheral blood clot therapy and interventional radiology products and the parties now wish to replace the Services Agreement with an agreement in which ev3 provides full distribution of such products for MTI; and

          WHEREAS, MTI wishes to appoint ev3 as its exclusive distributor for the marketing and promotion of the Products in the Territory in the Field; provided, however, that MTI reserves the right to sell the Products directly in the Territory outside of the Field.

          NOW, THEREFORE, the parties hereto agree as follows:

          1.          Definitions.

                       a.          “Field” shall mean medical devices intended to access or treat peripheral vascular systems or diseases, as applicable.

                       b.          “Marketing Plan” shall refer to the marketing plan for the Products developed by ev3 with input from MTI.

                       c.           “Products” shall mean all of MTI’s current and future products, including all the of its peripheral vascular devices and related interventional radiological devices; the current products approved for sale in the Territory are listed on Exhibit A, as amended from time to time by the parties.

                       d.          “Promotional Materials” shall have the meaning set forth in Section 3(c).

                       e.           “Services” shall mean the inventory management, accounting, invoicing, collection and administrative services that ev3 shall provide for MTI under this Agreement.

                       f.           “Territory” shall mean the countries set forth in Exhibit B as may be amended from time to time by mutual agreement of the parties.

          2.          Appointment and Quarterly Reviews.

                       a.           General.  Subject to this Agreement, MTI hereby appoints ev3, and ev3 hereby accepts its appointment as MTI’s exclusive distributor to promote, market and sell the Products in the Territory in the Field; provided, however, that MTI reserves the right to sell the Products directly in the Territory outside of the Field.

                       b.          Services Agreement.  The Services Agreement shall terminate on the date this Agreement becomes in full force and effect, which date is estimated to be May 1, 2003.

                       c.          Quarterly Review.  On a quarterly basis, high level sales or marketing representatives from MTI and ev3 will meet to review sales progress, ev3 performance, ASP versus target prices, product performance issues, quality issues and to resolve in good faith outstanding strategy and tactical issues that arise during the Term, and to review all aspects of marketing the Products.  This will typically occur as part of ev3’s quarterly franchise reviews.

          3.          ev3’s Obligations.

                       a.           General.  ev3 will use commercially reasonable efforts to (i) promote, market and sell the Products within the Territory; (ii) manage distribution of the Products within the Territory and (iii) perform the Services in a good and workmanlike manner.  Upon receipt of prior written consent from MTI, ev3 may subcontract the performance of any of its obligations under this Agreement to any third party distributor.

                       b.          Minimum Sales Requirements.  The minimum sales requirements for ev3 on an aggregate basis for the entire Territory, on a three-year rolling basis (“Minimum Sales”) are set out on Exhibit C.

                        c.           Sales.

                                   (i)           Facilities and Staff.  ev3 will acquire and maintain the facilities and staff that it in its sole discretion deems appropriate to effectively market and sell the Products throughout the Territory.

                                   (ii)           Marketing and Promotional Activities.  ev3 will market the Products within the Territory according to the then current Marketing Plan.  ev3 will keep MTI informed about upcoming trade shows and similar events within the Territory.

                                    (iii)          Marketing Support.  Marketing of the Products shall be the responsibility of ev3.  However, at ev3’s request, MTI will provide transitional marketing support to help effectively market the Products within the Territory, including without limitation, marketing studies, marketing communications and attendance at trade shows to a limit of an annual amount of $20,000.  MTI recognizes that ev3 is under no obligation to fund any such marketing support activities beyond attending those trade shows which ev3 is already attending to promote its own products.

                                   (iv)           Promotional Materials.  ev3 will use the brochures and other sales and promotional literature describing the Products that MTI periodically approves or provides to ev3 (the “Promotional Materials”).  ev3 may translate or adapt the Promotional Materials for use within the Territory.  ev3 hereby assigns to MTI the copyrights that ev3 may acquire or possess in translations and adaptations of the Promotional Materials.

                                   (v)           Forecasts.  ev3 will provide monthly total demand forecasts for the Territory to MTI for demand planning, on a rolling twelve-month basis.  ev3 will also provide quarterly to MTI a twelve month rolling financial forecast for the Territory.  These forecasts do not alter the agreed upon minimum sales requirements.

                                   (vi)           Prices.  ev3 will quote to customers the prices and terms for the Products based upon the pricing levels and discount levels established by ev3 in its sole discretion, provided, however, that ev3 shall not quote or sell at any price below the price floor established by MTI without MTI’s prior written consent.

                                    (vii)          Records and Reports.  ev3 will keep accurate records of its activities under this Agreement, including a record of (i) each sale and the price of such sale; and (ii) each invoice issued to and payment received from a customer.  Within 15 days of the end of each one-month period of this Agreement, ev3 will provide MTI with a report showing the sales made of the Products and the actual sales price for such Products.

                                    (viii)          Product Complaints.  ev3 will promptly provide notice to MTI of the occurrence of any of the following within the Territory: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

          4.          MTI’s Obligations.

                        a.          Distribution Management Phase-In.  MTI has disclosed to ev3 all distribution agreements between MTI and distributors within the Territory as of the date hereof The parties will work together to decide how best to transition all distribution rights granted under this Agreement to ev3 by May 1,2003.

                        b.          Orders.  MTI will promptly fill all orders received from ev3 and accepted by MTI in accordance with Section 5

                        c.          Provision of Sample Units.  If requested by ev3 and approved in advance by MTI (such approval not to be unreasonably withheld), MTI shall supply ev3 with a reasonable number of sample Products annually at MTI’s cost of manufacturing such Products for demonstration and marketing purposes.

                        d.          Promotional Materials.  MTI will provide to ev3 out of its existing stock the quantity and quality of Promotional Materials in English as the parties deem reasonably sufficient for ev3 and its distributors to promote, solicit and obtain orders for the Products within the Territory in accordance with the Marketing Plan.  MTI will not charge ev3 for these Promotional Materials.

                        e.           Training.  MTI will provide, with the participation of ev3, each ev3 employee with the training necessary, on two agreed-upon occasions within the ninety (90) day period from the Effective Date, for ev3 to market the Products within the Territory.  In addition MTI shall provide additional training as requested by ev3 for any future Product introductions and/or modifications in the Territory in the Field.

                        f.          Product Changes.  Except in the case of a Product recall or other emergency, MTI will provide ev3 a minimum of three months’ notice of changes contemplated in Products or packaging, or advertising, sales or Promotional Materials relating to the Products or any significant development planned and improvements that may affect the marketing of the Products, and allow sufficient time for ev3 to evaluate and comment on such recommended changes.  In the event there is a Product change that ev3 believes harms the marketability of the Product, then ev3 shall have the right to remove that Product from the definition of Products under this Agreement.

                        g.          Support.   MTI will provide ev3, in the form and when reasonably required by ev3, access to MTI’s technical and marketing and sales personnel for advice, consultation and assistance in marketing, negotiation of sales of, and providing support for the Products within the Territory.  MTI may provide such support by telephone or other forms of communication or by on-site visits, as the parties deem appropriate.  MTI will provide executive sales support as agreed to by the parties from time to time.

                        h.          Leads.  MTI may generate and will refer to ev3 all leads for potential customers of the Products within the Territory.  To refer a lead, MTI will complete a Lead Referral form and remit it to ev3.  ev3 will follow-up on such leads according to the Marketing Plan.

                        i.          Sales Strategy.  When and if requested by ev3 MTI will participate in quarterly sales strategy sessions with ev3 management.

                        j.          Regulatory Approvals, Compliance with Laws.  MTI shall be solely responsible to obtain the registrations, approvals or licenses that may be required to sell in the Territory.  MTI will be solely responsible for all regulatory matters (other than those required to import and sell the Products within the Territory) including, securing any and all regulatory approvals, performing all clinical trials, and applying to register the MTI trademarks, patents or other intellectual property within the Territory.  ev3 will comply with all applicable local laws and regulations.

                        k.          Product Recalls.  In the event of a recall ordered or requested by any government agency, a court or by either party of any Product within the Territory, ev3 and MTI will discuss actions that will be taken with respect to customers and government authorities in implementing such recall, including in locating and retrieving recalled Products from customers.  The parties will agree on such actions prior to implementation of any Product recall.  In the event the parties cannot agree on such actions, MTI will be solely responsible for the implementation of such Product recall.  Any such recall of Products within the Territory, whether required or voluntary, will be at MTI’s cost and expense.  MTI will defend and indemnify ev3 against any loss, damage, liability or expense (including attorneys’ fees), other than loss of income from recalled Products, that ev3 may suffer or incur as a result of or relating to any recall of the Products or any events leading to the recall of the Products.  In the event of a Product Recall, the parties to this Agreement agree to a proportionate reduction in the Minimum Sales Requirement for the applicable period.

                        l.          Product Complaints.  MTI will promptly provide notice to ev3 of the occurrence of any of the following: (a) receipt of any Product quality claims or complaints or other written legal claims or complaints, (b) receipt of any medical claims, complaints or problems, or (c) receipt of any written communication from any applicable regulatory agency pertaining to the Products.

                        m.          Consulting Agreements.  MTI shall be solely responsible for any consulting agreements it has in place, and payments under those agreements, and the termination of any agreements that conflict with the rights and responsibilities being granted to ev3 in this Agreement.

          5.          Orders, Shipment and Acceptance.

                        a.          Standard Purchase Orders.

                                     (i)          All orders of Products shall be on ev3’s then current standard purchase order.  The provisions of this Agreement shall prevail over any inconsistent statements or additional statements or provisions, rights and obligations contained in any document related to this Agreement passing between the parties hereto including, but not limited to, any purchase order, acknowledgement, confirmation or notice.

                                     (ii)          Orders shall be submitted by mail or facsimile, or by other means agreed upon by the parties.  All orders and modifications to orders are subject to acceptance by MTI; provided, however, that MTI shall accept all purchase orders by ev3 for the Products so long as such orders are in accordance with the most recent rolling forecast in effect.  For purposes of this Agreement, a rolling forecast provided by ev3 (other than the initial forecast) shall not be deemed to be in effect until ninety (90) days from the date of MTI’s receipt of such forecast.  MTI shall use commercially reasonable efforts to fill all other orders by ev3 for the Products hereunder.  If MTI believes that it will not be able to satisfy ev3’s order for the Products, MTI shall promptly, and in no event later than five (5) business days after receipt thereof, notify ev3, specifying the reasons for the delay and the expected duration.  MTI shall deliver all orders that are accepted in accordance with the delivery date set forth in the applicable purchase order so long as such delivery date is in accordance with the most recent rolling forecast in effect.

                        b.          Rolling Forecasts and Supply.  MTI shall use commercially reasonably efforts to maintain at all times a thirty (30) day supply of raw materials and finished goods inventory based on the most recent rolling forecast in effect.

                        c.          Terms of Shipment, Taxes and Duties.  MTI shall arrange for shipment and invoicing to ev3 of the Products ordered by ev3, via common carrier selected by ev3, FOB (as such term is defined in Article 2 of the Minnesota Uniform Commercial Code) MTI’s manufacturing facility and shipped to Distributor’s Plymouth, Minnesota facility for all deliveries.  MTI’s title and risk of loss to the Products shall pass to ev3 upon delivery of the Products to the carrier.  ev3 shall pay all freight, insurance and other shipping expenses.

                        d.          Product Specifications.  All Products shall conform, in all material respects, to the Product Specifications and be ready for end-user sale, including all packaging, labeling, instructions-for-use and sterilization.

                        e.          Return of Product.  Within thirty (30) days of delivery of Products, ev3 may reject any of such Products which in its good faith determination fail to meet the applicable Product Specifications in all material respects or which do not meet the product warranties contained herein or which are in damaged condition by sending MTI notice of the lot numbers of rejected Products, together with a description of the specific reason for rejection.  ev3 shall, within forty-five (45) days of delivery, return to MTI, at MTI’s expense, any such rejected Products, which may be replaced by MTI within thirty (30) days of receipt.  ev3 shall not be required to pay MTI for any Products which have been properly rejected in accordance with this Section 5.1 e. and which have not been replaced by MTI. Any Product not rejected by ev3 within the thirty (30) day period shall be deemed to have been accepted, provided that the warranties provided in Section 9 shall survive the acceptance of the Product by ev3.  MTI shall perform a review of the Product returned by ev3 and shall use commercially reasonably efforts to implement necessary adjustments to the Product, if any are required, at the end of the next quarter.

          6.          Price and Payment Terms.

                        a.          Transfer Price.

                                     (i)          ev3 shall pay MTI the Transfer Price for the Products delivered to and not rejected by ev3 in accordance with the terms of this Agreement.  The Transfer Price for each applicable Product shall be equal to [*]% of the Actual Sales Price of the Product (“ASP”); provided that in no event shall the Transfer Price for the Products be lower than the minimum Transfer Price set out on Exhibit D.

                                     (ii)          The Transfer Price shall be calculated and paid based on an estimated ASP (“Estimated ASP”) and then reconciled at the conclusion of each calendar quarter during a Contract Year against the ASP for such calendar quarter.  The Estimated ASP shall be calculated quarterly based on one hundred percent (100%) of the ASP from the most recently available previous quarter.  To the extent that the Estimated ASP differs from the ASP, a reconciling credit or debit will be applied against amounts next due MTI, if any, or paid in cash.

                                     (iii)          All purchases of the Product hereunder shall be paid by ev3 to MTI based on Estimated ASP in US Dollars within sixty (60) days after the date of invoice for such shipment (which shall be no earlier than the date of shipment) (together with any freight insurance and other shipping expenses, including, without limitation, any taxes or other applicable costs initially paid by MTI but to be borne by ev3 under this Agreement) and reconciled based on ASP within ninety (90) days after the close of each calendar quarter.  Payment by ev3 under this Agreement shall be made by wire transfer, check or other instrument approved by MTI.  If ev3 is delinquent in remitting payments to MTI under the terms specified herein MTI may, at its option, (a) charge ev3 interest on past due amounts at a rate of one and one-half percent (1.5%) per calendar month, provided such interest does not exceed the maximum rate allowed by law; and/or (b) in the case of repeated and material delinquencies, require advance payment, payment on delivery, bank letter-of-credit or bank-guaranteed payments for future shipments.  ev3 shall comply with such modified payment terms designated by MTI.  The foregoing remedies of MTI are not exclusive, but are in addition to any and all remedies available to MTI under this Agreement and applicable law.

*          CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH COMMISSION.

                        b.          Prices.  Nothing contained herein, however, shall be deemed to limit in any way the right of ev3 to determine the prices at which the Products purchased by ev3 may be sold by ev3 to any other distributor or any other customer.

          7.          Confidentiality.

                        a.           Information.  Each party acknowledges that it may disclose certain confidential information (the “Information”) to the other party.  If either party discloses such Information to the other, the receiving party will (i) use at least the same degree of care to maintain the secrecy of such Information as the receiving party uses to maintain the secrecy of its own confidential information and (ii) use the Information only to accomplish the purposes of this Agreement.  The disclosing party will mark as “confidential” all tangible items supplied to the receiving party that contain Information of the disclosing party.  Within 20 days of any oral disclosures of Information, the disclosing party will provide the receiving party with a writing memorializing the Information disclosed and the date of disclosure.  The placement of copyright notices on such items will not constitute publication or otherwise impair their confidential nature.

                        b.           Disclosure.  Neither party will disclose the Information of the disclosing party to any person except those of the receiving party’s employees or agents that require access to accomplish the purposes of this Agreement and have been made aware of the confidentiality obligations herein.  If the receiving party learns of an actual or potential unauthorized use or disclosure of the disclosing party’s Information, the receiving party will promptly notify the disclosing party and, at the disclosing party’s request, provide the disclosing party with reasonable assistance to recover its Information and to prevent subsequent unauthorized uses or disclosures of such Information.  Each party acknowledges that (i) the unauthorized use or disclosure of any Information of the disclosing party will cause irreparable damage for which it will not have an adequate remedy at law and (ii) the disclosing party will be entitled to injunctive and other equitable relief in such cases.

                        c.           Limitations.  Neither party will have any confidentiality obligation with respect to the confidential information of the disclosing party that (i) the receiving party independently knew or develops without using the Information of the disclosing party, (ii) the receiving party lawfully obtains from another person under no obligation of confidentiality or (iii) is or becomes publicly available other than as a result of an act or omission of the receiving party or any of its employees or agents.

          8.          Ownership.

          All patents, copyrights, trademarks, trade secrets, regulatory approvals and other proprietary rights in or related to the Products are and will remain the exclusive property of MTI or its licensors, whether or not specifically recognized or perfected under applicable law.  During the term of this Agreement, ev3 may use MTI’s trademarks to promote the Products, provided that prior to publishing or disseminating any advertising or promotional material bearing MTI’s trademarks, ev3 will deliver a sample of such materials to MTI for prior approval.

          9.          Representations and Warranties.

                        a.          Existence and Authority.  Each party represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to execute, deliver and perform this Agreement.  The execution of this Agreement and the performance thereof have been duly authorized by all necessary corporate action on its part and do not conflict with the terms or conditions of any agreement to which such party is subject.

                        b.           Products.  MTI represents and warrants that the Products will (i) conform to the written product specifications and (ii) comply with the requirements of any applicable law or regulation.

                        c.          Intellectual Property.  MTI represents and warrants that it has all necessary ownership rights to market, sell and distribute the Products in the Territory, and that the manufacture, sale and use of the Products and any distribution of the Promotional Materials will not infringe any patents, copyrights, trademarks or other intellectual or proprietary rights of any third parties.

                        d.           Disclaimer.  EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL WARRANTIES, CONDITIONS AND REPRESENTATIONS WITH RESPECT TO THE PRODUCTS OR THE PROMOTIONAL MATERIALS, WHETHER EXPRESS OR IMPLIED, ARISING BY LAW, CUSTOM, PRIOR ORAL OR WRITTEN STATEMENT BY THE PARTIES OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT) ARE HEREBY OVERRIDDEN, EXCLUDED AND DISCLAIMED.

          10.          Limitation of Liability.

          UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR INCIDENTAL DAMAGES OR LOST PROFITS, WHETHER FORESEEABLE OR UNFORESEEABLE, BASED ON CLAIMS OF THE OTHER PARTY OR ITS CUSTOMERS (INCLUDING, BUT NOT LIMITED TO, CLAIMS FOR LOSS OF GOODWILL, USE OF MONEY OR USE OF THE PRODUCTS, INTERRUPTION OF STOPPAGE OF WORK OR IMPAIRMENT OF OTHER ASSETS), ARISING OUT OF BREACH OR FAILURE OF EXPRESS OR IMPLIED WARRANTY, BREACH OF CONTRACT, MISREPRESENTATION, NEGLIGENCE, STRICT LIABILITY IN TORT OR OTHERWISE.

          11.          Audit.

          During the term of this Agreement and for one year after its expiration or termination, MTI or its accountants may, upon 30 days’ prior notice to ev3, audit the accounting records of ev3 during the normal working hours to verify ev3’s compliance with the obligations under this Agreement; provided, however, that MTI will not be entitled to conduct such audit more that once per year.

          12.          Indemnity.

          Except for liabilities caused by acts of ev3 which are outside the scope of its authority under this Agreement or which are performed with gross negligence, MTI will indemnify, defend and hold harmless ev3 from and against any and all liabilities, losses, suits, claims, damages and expenses (including attorneys’ fees and costs) based on claims arising out of or relating to (i) the manufacture, use, distribution, promotion or sale of the Products or (ii) the infringement by ev3 of any patent, copyright, trademark or other intellectual property rights of any third parties with respect to the

Products or Promotional Materials.  ev3 will (i) notify MTI promptly of any such actual or potential claim; (ii) allow MTI to control the defense of the claim; (iii) cooperate in the defense of such claim and (iv) not settle such claim without MTI’s consent.

          13.          Term and Termination.

                        a.          Term.  This Agreement will become effective on the Effective Date and continue in effect for three years thereafter, unless earlier terminated pursuant to paragraph 13(b).   This Agreement will automatically renew for a subsequent 1 year period unless either party provides the other party written notice 180 days prior to the expiration of the initial term or any renewal term of its intention not to renew.

                        b.          Termination for Cause.  Either party may terminate this Agreement, without judicial or administrative notice or resolution, immediately upon notice to the other party if:

                                    (i)          the other party or any of its employees breaches any material obligation under this Agreement and such party fails to cure the breach within thirty days after receipt of written notice thereof.  Failure by MTI to deliver Products in accordance with the schedule set forth in the forecast for more than three months during any one year period will be considered breach of a material obligation;

                                    (ii)          either party ceases to conduct business in the normal course, is declared insolvent, undergoes any procedure for the suspension of payment, makes a general assignment for the benefit of creditors or a petition for bankruptcy, reorganization, dissolution or liquidation is filed by or against it; or

                                    (iii)          the direct or indirect ownership or control of the other party changes as follows: MTI may only exercise its right of termination under this Section in the event that Warburg Pincus (together with its affiliates) ceases to own or control at least 20% of ev3.  ev3 may only exercise its right of termination under this Section if a third party gains control of MTI from, or subsequent to, Warburg Pincus (together with its affiliates).  Control of MTI will be deemed to have changed to a third party if that party acquires control over more shares of MTI than Warburg Pincus controls at that point in time.  For purposes of this Section, an initial public offering of a party will not be considered to create a right of termination under this Agreement.

                        c.          Termination for Failure to Meet Minimum Sales.  MTI may terminate this Agreement, upon written notice to ev3 within 30 days following the conclusion of any two consecutive quarters in the event ev3 fails to meet the Minimum Sales for the Territory during two such consecutive quarters, unless, within 30 days of receipt of such termination notice, ev3 purchases enough Products to bring it to the Minimum Sales in the Territory on a year to date basis; provided, however, ev3 shall have the right to buy up to the Minimum Sales requirements only once during any twelve month period.  If such purchases do not meet such Minimum Sales requirements then MTI may terminate this Agreement by delivery of a 90 day notice of termination.

                        d.          Termination for Change of Control.  In addition to the rights in 13(b)(iii), in the event of a change of control of either party, the party undergoing the change of control may terminate this Agreement, upon 90 days’ written notice to the other within 30 days of such change of control.

                        e.          Consequences of Termination.  Upon expiration or termination of this Agreement for any reason the parties will comply with the following termination obligations:

                                    (i)           ev3 will pay all due and outstanding amounts.

                                    (ii)          ev3 will, at MTI’s option, destroy or deliver to MTI or its designees all Promotional Materials within ev3’s possession or control, provided, if MTI is the party terminating, MTI shall reimburse ev3 for all direct and indirect costs associated with producing such materials.

                                    (iii)          If MTI is the party causing termination of the Agreement, ev3, in its sole discretion, shall have the right to elect either (A) to sell the Products it holds at the time of termination of this Agreement over the following ninety days or (B) to return such Products within thirty days of termination of this Agreement, provided they have a remaining shelf life of 15 months or more, and are in saleable condition, to MTI for a full refund.  If ev3 is the party causing termination of this Agreement, MTI, in its sole discretion, may require that ev3 return the Products it holds in a saleable condition to MTI for a full refund for such properly returned Products and cease all further sales of MTI products as of the date of the notice to so deliver the Products, provided such date is on or after the date of termination

                        f.           Survival.  The provisions of Sections 3.c.(vii), 3.c.(viii)(for a period of 90 days after date of termination), 7-8, 10, 11, 12, 13.e. 14 and 17 will survive the expiration or termination of this Agreement.

          14.          Insurance.

          MTI will maintain product liability insurance in an amount sufficient to cover complete cost of product liability, regulatory and intellectual property liability with an insurance company rated at least A+3 by Best’s rating guide.  ev3 will be named as an additional insured on such insurance policies.  ev3 will maintain insurance in an amount sufficient to cover any ev3 warehousing facilities and to cover wrongful acts by ev3 in the distribution, sale and promotion of the Products.

          15.          U.S. Export Restrictions.

          ev3 acknowledges that the Products and related information, documents and materials may be subject to export controls under U.S. Export Administration Regulations.  ev3 will (i) comply with all legal requirements established under these controls, (ii) cooperate with MTI in any official or unofficial audit or inspection that relates to these controls and (iii) not export, re-export, divert or transfer any such item or direct products thereof to any country to which such transfer is prohibited by such export controls, unless ev3 has obtained the prior written authorization of MTI and the U.S. Department of Commerce.

          16.          Force Majeure.

          Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties or transportation stoppages.  These causes will not excuse either party from paying amounts due to the other through any available lawful means acceptable to the other party.

          17.          Notices.

          Any notice required or permitted under this Agreement shall be in writing and either mailed by nationally recognized overnight courier, registered or certified mail, return receipt requested, or by express delivery service to the other party.  All notices shall be sent to the attention of the Chief Executive Officer of such other party at the address set forth in the first paragraph of this Agreement or at such other addresses or to such other persons as such party may previously have designated by written notice.  Notice will be deemed to have been given upon receipt.

          18.          Assignment.

          Except as otherwise provided, neither party may assign, delegate, subcontract or otherwise transfer this Agreement or any of its rights or obligations without the other party’s prior approval, which approval will not be unreasonably withheld.

          19.          Waiver, Amendment, Modification.

          Except as otherwise provided, any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.

          20.          Severability.

          If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provisions.

          21.          Governing Law.

          This Agreement will be governed by and interpreted in accordance with the laws of the State of Minnesota, excluding its conflict of laws principles.  Any claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be brought in, and the parties hereby consent to the jurisdiction of, the state or federal courts sitting in Minneapolis, Minnesota.

          22.          Entire Agreement.

          This Agreement and its Exhibits constitute the complete and entire statement of all terms, conditions and representations of the agreement between MTI and ev3 with respect to its subject matter and supersedes all prior writings or understandings.

          IN WITNESS WHEREOF, MTI and ev3 cause this Agreement to be executed by their duly authorized representatives identified below.

MICRO THERAPEUTICS, INC.		ev3 INC.
(“MTI”)		(“ev3”)

By:	/s/ THOMAS C. WILDER, III	By:	/s/ STACY ENXING SENG

Name:	Thomas C. Wilder, III	Name:	Stacy Enxing Seng
Title:	Chief Executive Officer	Title:	Vice President Sales and Marketing